Exhibit 1

                            SHARE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                GMM CAPITAL LLC

                                      AND

                       SARA LEE INTERNATIONAL CORPORATION



                                August 15, 2005

                               TABLE OF CONTENTS


1.  Definitions................................................................2

2.  Purchase and Sale of Target Shares.........................................4

3.  Representations and Warranties of the Seller Concerning the Transaction....5

4.  Representations and Warranties of the Buyer Concerning the Transaction.....7

5.  Pre-Closing Covenants......................................................9

6.  Post-Closing Covenants....................................................10

7.  Conditions to Obligation to Close.........................................11

8.  Remedies for Breaches of this Agreement...................................13

9.  Termination...............................................................15

10. Dispute Resolution........................................................16

11. Miscellaneous.............................................................16

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                                                                 EXECUTION COPY


                            SHARE PURCHASE AGREEMENT

                  This Agreement is entered into on August 15, 2005, by and between GMM Capital LLC, a Delaware limited liability company (the "Buyer"), and Sara Lee International Corporation, a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties" and each is referred to herein as a "Party"

                  WHEREAS, the Seller in the aggregate owns 4,256,537 ordinary shares, par value NIS 1.00 per share (the "Target Shares"), of Delta Galil Industries Ltd., an Israeli company (the "Target"); and

                  WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the Target Shares in return for payment of the Purchase Price (as defined below), upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows.

1.  Definitions

         In this Agreement, each of the following terms shall bear the meaning assigned to it below:

         1.1. "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. The term "control," as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

         1.2. "Accredited Investor" has the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.

         1.3. "Adverse Consequences" means all actions, suits, proceedings, arbitrations, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         1.4. "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by J.P. Morgan Chase Bank N.A.

         1.5.     "Buyer" has the meaning set forth in the preface above.

         1.6.     "Closing" has the meaning set forth in section 2.3 below.

         1.7. "Closing Date" has the meaning set forth in section 2.3 below.

         1.8. "Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

         1.9.     "Dispute" has the meaning set forth in section 10.1 below.

         1.10. "Governmental Entity" shall mean any national, federal, state, local or foreign judicial, legislative, executive, regulatory or administrative authority, self-regulatory organization or arbitrator.

         1.11.    "ICC" has the meaning set forth in section 10.1 below.

         1.12.    "ICC Rules" has the meaning set forth in section 10.1 below.

         1.13.    "Indemnified Party" has the meaning set forth in section
                  8.4.1 below.

         1.14.    "Indemnifying Party" has the meaning set forth in section
                  8.4.1 below.

         1.15. "Law" shall mean any federal, state, foreign or local constitution, law, statute, ordinance, rule, regulation, order, judgment or decree, administrative or judicial order, decree, decision, ruling or charge, and any other executive, legislative, regulatory or administrative proclamation.

         1.16. "Material Adverse Effect" shall mean any fact, change, event, development or circumstance which, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities of the Target and its Subsidiaries, taken as a whole; provided, however, that the term Material Adverse Effect shall exclude any adverse effect to the extent resulting from
                  (i) changes in general worldwide economic or Israeli political or geostrategic conditions which do not materially disproportionately affect the Target as compared to others in the industry in which it operates or (ii) changes in Target's stock price or trading volume, in and of itself.

         1.17. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.18. "Party" and "Parties" have the meanings set forth in the preface above.

         1.19. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other incorporated entity or a governmental entity (or any department, agency, or political subdivision thereof).

         1.20. "Purchase Price" has the meaning set forth in section 2.2 below.

         1.21. "Securities Act" means the US Securities Act of 1933, as amended.

         1.22. "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, claim to title, option, warrant, purchase right, right of first refusal, restriction on use or transfer under any instrument or agreement, or any other security interest of any nature whatsoever.

         1.23.    "Seller" has the meaning set forth in the preface above.

         1.24. "Seller's Account" means the Seller's account at Wilmington Trust Bank, in Wilmington, DE with the following details:

                           Bank:    Wilmington Trust
                           Address: Wilmington, DE
                           ABA#:    031-100-092
                           Swift:   WITCUS31XXX
                           Acct. Number: 2290-1133
                           Acct. Name:   Sara Lee International Corporation.

         1.25. "Shareholders Agreement" means that certain shareholders agreement made and executed as of December 31, 1998, by and between the Seller, Sara Lee Corporation, N.D.R.L. Investments (1998) Ltd., Nichsei Adinoam Ltd. and Dov Lautman.

         1.26. "Subsidiary" of any Person shall mean any legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

         1.27.    "Target" has the meaning set forth in the preface above.

         1.28. "Target Share" means an Ordinary Share, nominal value NIS 1.00, of the Target.

         1.29.    "Third Party Claim" has the meaning set forth in section
                  8.4.1 below.

2.       Purchase and Sale of Target Shares

         2.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, transfer, assign and deliver to the Buyer, all of the Target Shares, free and clear of all Security Interests, for the consideration specified below in section 2.2.

         2.2. Purchase Price. The Buyer agrees to pay to the Seller at the Closing US$27,667,490.50 (twenty seven million six hundred sixty seven thousand four hundred ninety U.S. dollars and fifty U.S. cents) (the "Purchase Price") by delivery of cash for the full Purchase Price, by wire transfer to the Seller's Account. The Purchase Price shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Target Shares), cash dividend, stock issuance or sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Target Shares occurring on or after the date hereof and prior to the Closing.

         2.3. The Closing. On and subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, at Four Times Square, New York, NY 10036, commencing at 11:00 a.m. local time on August 30, 2005, or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

         2.4.     Deliveries at the Closing. At the Closing:

                  2.4.1. the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in section 7.1.6 below;

                  2.4.2. the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in section 7.2.4 below;

                  2.4.3. the Seller will deliver to the Buyer a stock certificate representing all of the Target Shares owned by the Seller, duly endorsed in blank or accompanied by a duly executed stock power endorsed in blank;

                  2.4.4. the Buyer will deliver to the Seller the consideration specified in section 2.2 above; and

                  2.4.5. each Party will deliver to the other Party all such other certificates, documents and instruments as reasonably requested by such other Party in connection with the consummation of the transactions contemplated hereby.

3.       Representations and Warranties of the Seller Concerning the
         Transaction

         The Seller hereby represents and warrants to the Buyer the following in this section 3, except as set forth in Annex I attached hereto (each disclosure set forth in Annex I is identified by reference to a specific section or subsection of this Agreement):

         3.1. Organization of Seller. The Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         3.2. Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice, make any filing, or obtain any authorization, consent, exemption, waiver or approval from any Governmental Entity in order to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

         3.3. No Contravention. Neither the execution, delivery or performance by the Seller of this Agreement, nor the consummation of the transactions contemplated hereby, will:

                  3.3.1. violate or conflict with any Law or other restriction of any Governmental Entity to which the Seller is subject or any provision of its charter or bylaws; or

                  3.3.2. conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

         3.4. Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         3.5.     Target Shares.

                  3.5.1. The Seller holds of record and owns beneficially 4,256,537 (four million two hundred fifty-six thousand five hundred thirty-seven) Target Shares. No other Target Shares are held of record or owned beneficially by the Seller or its Affiliates. The Seller has a good and valid title, right and interest to such Target Shares, free and clear of any Security Interests (other than restrictions under U.S. federal, applicable State, and Israeli securities laws).

                  3.5.2. There are no options, warrants, calls, rights, commitments or agreements of any kind to which the Seller is a party or by which the Seller (or the Target Shares owned by it) is bound which contain any obligations of the Seller, relating to the sale, issuance or the granting of rights to acquire, any of the Seller's Target Shares or evidencing the right to purchase any of the Seller's Target Shares or obligating the Seller to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The Seller has not entered into any options, warrants, calls, rights, commitments or agreements of any kind on behalf of the Target relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the Target Shares.

         3.6. Voting of Target Shares. The Seller is not a party to, and neither the Seller nor the Target Shares owned by it is bound by, any voting trust, proxy, or other agreement or understanding with respect to the manner it which it may or should vote of any of the Target Shares.

         3.7. Shareholders Agreement. The Shareholders Agreement has not been amended, modified or supplemented since December 31, 1998.

         3.8. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this section 3, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of itself or the Target or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, or the Target Shares, and any such other representations or warranties are hereby expressly disclaimed.

4.       Representations and Warranties of the Buyer Concerning the Transaction

         The Buyer hereby represents and warrants to the Seller the following in this section 4, except as set forth in Annex II attached hereto (each disclosure set forth in Annex II is identified by reference to a specific section or subsection of this Agreement):

         4.1. Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware.

         4.2. Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice, make any filing, or obtain any authorization, consent, exemption, waiver or approval from any government or Governmental Entity in order to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

         4.3. No Contravention. Neither the execution, delivery or performance by the Buyer of this Agreement, nor the consummation of the transactions contemplated hereby, will:

                  4.3.1. violate or conflict with any Law or other restriction of any Governmental Entity to which the Buyer is subject or any provision of its certificate of formation or limited liability company agreement; or

                  4.3.2. conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

         4.4. Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         4.5.     Investment. The Buyer:

                  4.5.1.   understands that the Target Shares:

                           4.5.1.1. are being offered and sold in reliance upon
                                    exemptions for transactions not involving a public offering (including exemptions from the registration requirements of the Securities Act and certain US state securities laws);

                           4.5.1.2. are "restricted securities" under the
                                    Securities Act; and

                           4.5.1.3. may not be re-offered or resold except
                                    through a valid and effective registration statement or pursuant to valid exemptions for transactions not involving a public offering (including exemption from the registration requirements under the Securities Act and applicable US state securities laws); and

                  4.5.2. is acquiring the Target Shares for investment purposes for its own account only and not with a view to, or for sale in connection with, any distribution of all or any part thereof in violation of the applicable (including US federal, US state and Israeli) securities laws and has no intention of selling such Target Shares in a public distribution in violation of such securities laws;

                  4.5.3.   is an Accredited Investor; and

                  4.5.4. is a sophisticated investor with knowledge and experience in business and financial matters; is able to bear the economic risk and lack of liquidity inherent in holding the Target Shares; and acknowledges that the Target Shares are speculative investments that involve a substantial degree of risk of loss of its entire investment therein and understands and takes full cognizance of the risks related to the acquisition thereof.

         4.6. Due Diligence. The Buyer has conducted due diligence to the Buyer's satisfaction in connection with the Target and its assets and businesses. In the course of such due diligence, the Buyer has obtained minutes of all Target Board of Director meetings held over least the last two years and director preparatory material in connection therewith.

5.       Pre-Closing Covenants

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         5.1. General. Each of the Parties will use its reasonable best efforts to take all action and to do, and to assist and cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in section 7 below).

         5.2. Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Entities in connection with the transactions contemplated hereby (including the matters referred to in sections 3.2 and 4.2 above), as promptly as practicable following the date hereof. Each Party will cooperate in all respect with the other Party in connection with the foregoing, keep the other Party informed of any communications (including meetings and conferences) with Governmental Entities regarding the transactions contemplated hereby and, to the extent practicable, permit the other Party to review any such communication.

         5.3. Notice of Developments. Each Party will give prompt written notice to the others upon becoming aware of any material adverse development causing a breach of any of its own representations and warranties in sections 3 or 4 above, as applicable, or of any failure by such Party to comply in any material respect with any of its covenants or agreements hereunder. No disclosure by any Party pursuant to this section 5.3 shall be deemed to amend or supplement Annex I, Annex II, or to prevent or cure any misrepresentation or breach of warranty, covenant or agreement.

         5.4.     Ownership of Target Shares; Exclusivity.

                  5.4.1. The Seller will retain beneficial and record ownership of all of the Target Shares owned by it on the date hereof, free and clear of any Security Interest, during the period from the date hereof and continuing until the earlier of the Closing or the termination or expiration of this Agreement pursuant to its terms.

                  5.4.2. The Seller will not, and will not authorize any of its Affiliates, officers or directors or any other Person on its behalf to, directly or indirectly, solicit or initiate the submission of any proposal or offer from any Person (other than the Seller and its Affiliates) relating to the acquisition of all or substantially all of the Target Shares owned by it provided, however, without limiting the Seller's obligations under sections 2.1 and 5.4.1, that the Seller or its Affiliates, officers, directors or other Person on its behalf, or its nominees to the Target's board of directors will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, to the extent they reasonably believe, based on the advice of outside legal counsel, that their fiduciary duties to the Target or its stockholders (other than the Seller) so require.

                  5.4.3. The Seller shall notify the Buyer promptly (and provide material details reasonably requested by the Buyer) if the Seller or any of its Affiliates is approached or solicited, directly or indirectly, by any Person with respect to any matter described in section 5.4.2 above, provided, however, that the Seller may refrain from so notifying (or so providing details) to the extent the Seller reasonably believes, based on the advice of outside legal counsel, that its fiduciary duties to the Target or its stockholders (other than the Seller) so require.

6.       Post-Closing Covenants

         The Parties agree as follows with respect to the period following the
         Closing:

         6.1. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under section 8 below).

         6.2. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, the other Party shall use its reasonable best efforts, subject to applicable Law, to cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under section 8 below).

         6.3. Other Acquisitions/Dispositions of Shares. If, prior to the date that is six months following the Closing Date, the Buyer or any of its Affiliates acquires any ordinary shares of Target from Dov Lautman, N.D.R.L. Investments (1998) Ltd. or Nischei Adinoam Ltd. (or any of their respective Affiliates), or makes a tender offer to purchase the ordinary shares of Target from Target's shareholders, in either case at a price per share that is higher than US$6.50 per share, then Buyer shall pay to the Seller, at the time of consummation of such acquisition or tender offer, an amount equal to the product of (i) the excess of the price per share paid in such acquisition or tender offer over US$6.50 per share and (ii) the number of Target Shares.

7.       Conditions to Obligation to Close

         7.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction at or prior to the Closing of the following conditions:

                  7.1.1.   the representations and warranties set forth in
                           section 3 above shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date; provided, however, that the representations and warranties contained in sections 3.2, 3.5 and
                           3.6 shall be true and correct in all respects on and as of the Closing Date;

                  7.1.2. the Seller shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing;

                  7.1.3. there shall not be any Law in effect making any of the transactions contemplated by this Agreement illegal or otherwise preventing (whether temporarily or permanently) the consummation of any of the transactions contemplated by this Agreement;

                  7.1.4. all members of the board of directors of the Target nominated by the Seller shall have resigned from such board effective as of the Closing;

                  7.1.5. since the date hereof, there shall have been no Material Adverse Effect with respect to the Target;

                  7.1.6. the Seller shall have delivered to the Buyer a certificate from an executive officer of the Seller to the effect that each of the conditions specified above in section 7.1.1 through section 7.1.5 is satisfied in all respects;

                  7.1.7. the Parties shall have received all required authorizations, consents, and approvals of Governmental Entities in connection with the transactions contemplated hereby (including the matters referred to in sections 3.2 and 4.2 above);

                  7.1.8. the relevant parties shall have entered into the side agreement in form and substance as set forth in Exhibits A through B attached hereto and the same shall be in full force and effect; and

                  7.1.9. all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this section 7.1 if it executes a writing so stating at or prior to the Closing.

         7.2. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction at or prior to the Closing of the following conditions:

                  7.2.1.   the representations and warranties set forth in
                           section 4 above shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date; provided, however, that the representations and warranties contained in section 4.2 shall be true and correct in all respects, as of the Closing Date;

                  7.2.2. the Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing;

                  7.2.3. there shall not be any Law in effect making any of the transactions contemplated by this Agreement illegal or otherwise preventing (whether temporarily or permanently) the consummation of any of the transactions contemplated by this Agreement;

                  7.2.4. the Buyer shall have delivered to the Seller a certificate from an officer of the Buyer to the effect that each of the conditions specified above in section 7.2.1 through section 7.2.3 is satisfied in all respects;

                  7.2.5. the Parties shall have received all required authorizations, consents, and approvals of Governmental Entities in connection with the transactions contemplated hereby (including the matters referred to in sections 3.2 and 4.2 above);

                  7.2.6. the relevant parties shall have entered into the side agreement in form and substance as set forth in Exhibits A through B attached hereto and the same shall be in full force and effect; and

                  7.2.7. all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         The Seller may waive any condition specified in this section 7.2 if it executes a writing so stating at or prior to the Closing.

8.       Remedies for Breaches of this Agreement

         8.1. Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in section 3.5 shall survive the Closing until the third anniversary of the Closing Date. In the event notice of any claim for indemnification under section 8.2 or section 8.3 hereof shall have been given pursuant to section 11.7 within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

         8.2. Indemnification Provisions for Benefit of the Buyer. In the event the Seller breaches any of its representations, warranties, covenants or agreements contained herein, and provided that the Buyer makes a written claim for indemnification against the Seller pursuant to section 11.7 below within the applicable survival period, then the Seller shall indemnify the Buyer from and against any Adverse Consequences suffered by the Buyer that was caused proximately by any such breach; provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from any breach of any representation or warranty (other than those contained in section 3.5) of the Seller: (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches of such representations and warranties in excess of a US$250,000 aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter or
                  (B) to the extent the Adverse Consequences the Buyer has suffered by reason of all such breaches of such representations and warranties does exceed an aggregate ceiling equal to the Purchase Price (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences).

         8.3. Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, covenants or agreements contained herein, and provided that the Seller makes a written claim for indemnification against the Buyer pursuant to section 11.7 below within the applicable survival period, then the Buyer shall indemnify the Seller from and against any Adverse Consequences suffered by the Seller that was cause proximately by any such breach; provided, however, that the Buyer shall not have any obligation to indemnify the Seller from and against any Adverse Consequences resulting from the breach of any representation or warranty of the Buyer: (A) until the Seller has suffered Adverse Consequences by reason of all such breaches of such representations and warranties in excess of a US$250,000 aggregate deductible (after which point the Buyer will be obligated only to indemnify the S from and against further such Adverse Consequences) or thereafter or (B) to the extent the Adverse Consequences the Seller has suffered by reason of all such breaches of such representations and warranties does exceed an aggregate ceiling equal to the Purchase Price (after which point the Buyer will have no obligation to indemnify the Seller from and against further such Adverse Consequences).

         8.4.     Matters Involving Third Parties.

                  8.4.1. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided that the failure to give such notice as provided herein shall not relieve the applicable Indemnifying Party of its obligations under this section 8.4, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice.

                  8.4.2. Any Indemnifying Party shall have the right at any time to assume and conduct the defense of a Third Party Claim with counsel of its choice at such Indemnifying Party's own expense; provided, however, that the Indemnified Party shall have the right to employ one separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party if the defendants in any such Third Party Claim include both the Indemnifying Party (or its Affiliates or their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns) and the Indemnified Party and, in such party's reasonable judgment, a conflict of interest between such party and the Indemnifying Party exists in respect of such claim. In such event, the reasonable fees and expenses of such separate counsel shall also be paid by the Indemnifying Party.

                  8.4.3. Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in section 8.4.2 above, however, the Indemnified Party may defend against the Third Party Claim in any reasonable manner.

                  8.4.4. Neither the Indemnified Party nor the Indemnifying Party may admit any liability, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party or the Indemnified Party, respectively, not to be withheld unreasonably.

         8.5. Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance proceeds actually received and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this section 8. All indemnification payments under this section 8 shall be deemed adjustments to the Purchase Price.

         8.6. Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this section 8 shall be the exclusive remedy of the Buyer and the Seller with respect to this Agreement, except in the case of fraud by the other Party. This section 8.6 shall not limit the Parties' rights for remedies under sections 10.3 and 11.8 below.

9.       Termination.

         9.1. Termination of Agreement. Each of the Parties may terminate this Agreement as provided below:

                  9.1.1. the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  9.1.2. the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing

                           9.1.2.1. in the event that the Seller has breached
                                    any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 5 business days after the notice of breach; or

                           9.1.2.2. if the Closing shall not have occurred on
                                    or before the 28th calendar day following execution of this Agreement by reason of the failure of any condition precedent under section 7.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

                  9.1.3. the Sel3ler may terminate this Agreement by giving written notice to the Buyer at any time prior to the
                           Closing:

                           9.1.3.1. in the event that the Buyer has breached
                                    any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 5 business days after the notice of breach; or

                           9.1.3.2. if the Closing shall not have occurred on
                                    or before the 28th calendar day following execution of this Agreement by reason of the failure of any condition precedent under section 7.2 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

         9.2. Effect of Termination. If any Party terminates this Agreement pursuant to section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in material breach and except with respect to sections 9.2, 10 and 11 which shall survive such termination).

10.      Dispute Resolution

         10.1. Any differences or disputes arising from or related to this Agreement, or the breach, termination or validity thereof, and the transactions contemplated hereby (a "Dispute"), as well as issues of arbitrability, shall be resolved exclusively and finally by arbitration, which will be carried out in conformity with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") in effect on the date of the Agreement (the "ICC Rules"), except as modified by this Agreement.

         10.2. The arbitration will be carried out by a single arbitrator, fluent in the English language, appointed by the ICC in accordance with the ICC Rules. The arbitration will conducted in the city of Tel Aviv, Israel, in the English language.

         10.3. No court but the arbitrator shall be authorized to issue temporary restraining orders or preliminary injunctions; provided, however that prior the appointment of the arbitrator any Party may obtain provisional injunctive relief from a court of law with appropriate jurisdiction to maintain the status quo or prevent irreparable harm, pending the appointment of the arbitrator.

         10.4. The arbitration shall be governed by Israel's Arbitration Law, 1968, to the exclusion of any other Law of arbitration.

         10.5. In determining the merits of any Dispute, the arbitrator shall apply the governing Law of this Agreement as set forth in section 11.9 below. The arbitrator shall have the authority to award compensatory damages and any form of temporary or permanent injunctive relief, including specific performance, that is consistent with this Agreement and applicable Law. The arbitrator shall not have any authority to award consequential, punitive or treble damages or any other form of enhanced damages. The arbitrator shall have no authority to vary, alter, modify or change the terms of this Agreement. Any award by the arbitrator shall be accompanied by a written opinion setting forth the findings of fact and conclusions of Law relied upon in reaching the decision. Any decision or award of the arbitrator shall be binding upon the Parties, and judgment upon any such arbitral award may be entered in and enforced by any court of competent jurisdiction.

11.      Miscellaneous

         11.1. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will, prior to making such disclosure, use its reasonable best efforts to advise the other Party as promptly as practicable, allow the other Party reasonable time to comment on such disclosure and consider the views of the other Party in respect of such disclosure, all unless impracticable). Notwithstanding the foregoing, the Seller may notify the Target at any time of the fact and content of this Agreement, without obtaining approval of or advising the Buyer.

         11.2. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         11.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that the Buyer may assign any of its rights under this Agreement (including the right to purchase the Target Shares), in whole or in part, to any of its Affiliates without obtaining the approval of the Seller; provided that any such assignment shall not relieve the Buyer of its obligations hereunder.

         11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Seller:

                  Sara Lee Corporation
                  Attn: General Counsel
                  Three First National Plaza
                  Chicago, IL  60602-4260
                  United States of America
                  Fax: +1 (312) 558-8687

                  Copy to:

                  Norman Menachem Feder, Adv.
                  Caspi & Co.
                  33 Yavetz Street
                  Tel Aviv 65258
                  Israel
                  Fax: +972 (3) 796-1320

                  If to the Buyer:

                  GMM Capital LLC
                  Attn: Isaac Dabah
                  950 Third Avenue, Suite 2805
                  New York, NY 10022
                  United States of America
                  Fax: +1 (212) 688-6288

                  Copy to:

                  Thomas Greenberg, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  United States of America
                  Fax: +1 (917) 777-7886

                  Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         11.8. Specific Performance. The Parties agree that if any of sections 5.1 or 5.4 of this Agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the injured Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

         11.9. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Israel, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Israel.

         11.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.12. Expenses. Each of the Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         11.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Any reference to "day" or "days" shall refer to calendar day or calendar days, respectively, unless otherwise noted.

         11.14. Incorporation of Exhibits and Annexes. The Exhibits and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

                                     * * *

                                                                 EXECUTION COPY


                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.



GMM CAPITAL LLC

By: /s/ Isaac Dabah
    ----------------------------------------
Name:  Isaac Dabah
Title: Executive Director



SARA LEE INTERNATIONAL CORPORATION

By: /s/ Aaron G. Alt
    ----------------------------------------
Name:  Aaron G. Alt
Title: Vice President and Assistant Secretary